UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 21, 2025
AMKOR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29472	23-1722724

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2045 EAST INNOVATION CIRCLE
TEMPE, AZ 85284
(Address of principal executive offices, including zip code)

(480) 821-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	AMKR	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02. Results of Operations and Financial Condition.

On October 27, 2025, Amkor Technology, Inc. announced in a press release its financial performance for the three and nine months ended September 30, 2025. The information in this Item 2.02 in this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2025, Mr. Giel Rutten, the President and Chief Executive Officer of Amkor Technology, Inc. (the “Company”), provided notice that he would voluntarily retire as President and Chief Executive Officer on December 31, 2025. Mr. Rutten will continue serving as a member of the Board of Directors of the Company (the “Board”). Following its Chief Executive Officer succession planning process, the Board has unanimously appointed Mr. Kevin Engel to succeed Mr. Rutten as President and Chief Executive Officer and as a member of the Board, with each appointment effective immediately after Mr. Rutten’s retirement as President and Chief Executive Officer. Mr. Engel joined the Company in August 2004 and currently serves as Executive Vice President, Chief Operating Officer of the Company, which role will cease when his appointment as President and Chief Executive Officer of the Company becomes effective. To assist in the leadership transition, Mr. Rutten has agreed that, upon the effectiveness of Mr. Engel’s appointment, Mr. Rutten will provide strategic and advisory services to the Company through March 31, 2026.

Mr. Engel will serve as a director of the Board until the Company’s annual meeting of stockholders to be held in 2026 and until his successor has been elected and qualified or until his earlier resignation or removal.

Over his 20 years with the Company, Mr. Engel has held executive leadership roles of increasing responsibility including serving as Executive Vice President, Business Units from 2023 to 2025 and Corporate Vice President, Flip Chip/Wafer Level Business Unit from 2020 to 2023. Mr. Engel has nearly 30 years of experience in the electronics and semiconductor industry, including over 20 years of service with the Company.

In connection with Mr. Engel’s appointment, Mr. Engel and the Company entered into an Employment Letter Agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Engel will serve as the President and Chief Executive Officer of the Company and, subject to the approval of the Board and election by the stockholders (if applicable), as a member of the Board, in each case effective immediately after Mr. Rutten’s retirement. The Employment Agreement has no specified term, and Mr. Engel’s employment with the Company will be on an at-will basis. Under the Employment Agreement, Mr. Engel’s starting annual base salary will be $900,000, subject to review by the Compensation Committee of the Board. Mr. Engel will be eligible for a cash bonus under the Company’s annual incentive plan with the target annual incentive amount of 125% of his base salary. The actual amount payable to Mr. Engel as an annual cash bonus will be dependent upon the achievement of performance targets which are established by the Compensation Committee of the Board and may range from 0 to 200% of the stated target bonus. In connection with Mr. Engel’s appointment as President and Chief Executive Officer, in February 2026, Mr. Engel will be awarded (i) long term incentive equity awards with a total grant date target value of $5.0 million, subject to substantially the same split between performance-based restricted stock units and time-based restricted stock units and terms and conditions (including vesting and performance conditions) as established for other executive officers of the Company and (ii) long term incentive equity awards with a total grant value of $1.0 million in the form of restricted stock units, vesting in two equal installments in December 2026 and December 2027.

Also in connection with Mr. Engel’s appointment, Mr. Engel and the Company entered into an executive severance agreement (the “Severance Agreement”). Pursuant to the Severance Agreement, upon termination of Mr. Engel’s employment by the Company without “Cause” or by Mr. Engel for “Good Reason,” each as defined in the Severance Agreement, Mr. Engel will be entitled to: (i) where such termination occurs within three months prior, or twenty-four months after, a Change in Control, (A) a lump sum equal to two times Mr. Engel’s then-current base salary and target bonus, (B) a pro-rata target bonus for the year of termination, (C) a lump sum payment of health insurance premiums for eighteen months, (D) full-vesting acceleration for time-vesting equity awards, and (E) payment of salary, unused vacation time, and vested benefits earned prior to termination; or (ii) in all other cases, (A) continuation of Mr. Engel’s then-current base salary and target bonus for an eighteen-month period (or 1.5 times the sum of his annual base salary and target bonus), (B) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination, (C) bi-weekly installment payments of health insurance premiums for eighteen months, (D) vesting acceleration of the portion of all unvested time-vesting equity awards that would have vested within eighteen months after a termination, and (E) payment of salary, unused vacation time, and vested benefits earned prior to termination. Mr. Engel’s right to receive severance benefits is contingent upon him executing and not revoking a general release of claims in favor of the Company and its affiliates and his compliance with certain non-competition, non-solicitation, non-disparagement, confidentiality, and intellectual property assignment obligations.

There is no arrangement or understanding between Mr. Engel and any other person pursuant to which Mr. Engel is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no family relationship between Mr. Engel and any other person that would require disclosure under Item 401(d) of Regulation S-K.

In connection with the announced transition, Mr. Rutten has entered into a letter agreement (the “Retirement Agreement”) amending his existing employment agreement to reflect his impending retirement. Under the Retirement Agreement, Mr. Rutten will provide strategic and transition advisory services to the Company until March 31, 2026, his current salary and benefits will continue through March 31, 2026, his outstanding equity awards will continue vesting in accordance with their terms so long as he remains a service provider to the Company, and he will be fully eligible for the 2025 annual executive incentive bonus plan payment (to be paid in 2026), subject to the achievement of applicable performance metrics and continued employment through the payment date. In accordance with the Company’s existing policies, the Company will continue housing payments for Mr. Rutten in Singapore through March 31, 2026, and, following the cessation of his service as a strategic advisor, the Company will either continue to provide for Mr. Rutten’s participation in Amkor Singapore’s medical benefit plan, subject to continued eligibility and the terms of such plan, or reimburse him for the cost of equivalent coverage through December 2026. Beginning April 1, 2026, Mr. Rutten will become a non-employee director eligible to receive non-employee director compensation and will continue to be covered by the Company’s tax equalization program with respect to all years when he was an employee of the Company or any of the Company’s direct and indirect subsidiaries. No other payments or compensation are due by the Company to Mr. Rutten.

The foregoing descriptions are qualified by reference to the terms of the Employment Agreement, Severance Agreement, and the Retirement Agreement, which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 27, 2025, the Company issued a press release announcing, among other announcements, Mr. Rutten’s retirement as President and Chief Executive Officer and the appointment of Mr. Engel as President and Chief Executive Officer and Director of the Company. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in this Item 7.01 in this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Retirement Agreement, dated October 21, 2025, between Amkor Technology, Inc. and Giel Rutten
10.2	Employment Letter Agreement, dated October 21, 2025, between Amkor Technology, Inc. and Kevin Engel
10.3	Executive Severance Agreement, dated October 21, 2025, between Amkor Technology, Inc. and Kevin Engel
99.1	Press Release dated October 27, 2025, which is furnished (not filed) herewith.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMKOR TECHNOLOGY, INC.
By:	/s/ Megan Faust
Megan Faust
Executive Vice President, Chief Financial Officer and Treasurer

Date: October 27, 2025